------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13D
                                (Rule 13d-101)

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*


                               THE SCOTTS COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)


                        COMMON SHARES, WITHOUT PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  810 186 106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  ROB MCMAHON
                         c/o HAGEDORN PARTNERSHIP, L.P.
                           800 PORT WASHINGTON BLVD.
                           PORT WASHINGTON, NJ 08540

                                WITH A COPY TO:

                              RICHARD L. GOLDBERG
                               PROSKAUER ROSE LLP
                                 1585 BROADWAY
                               NEW YORK, NY 10036
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                               SEPTEMBER 4, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].


NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                                  SCHEDULE 13D
CUSIP No. 810 186 106


________________________________________________________________________________
1    NAME OF REPORTING PERSONS

     Hagedorn Partnership, L.P.

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) EIN 11-3265232
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*:  OO



________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  DELAWARE



________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         -0-

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          10,044,113
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    -0-
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    10,044,113
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     10,044,113
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     33.8%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*:  PN



________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 810 186 106


________________________________________________________________________________
1    NAME OF REPORTING PERSONS

     Katherine Hagedorn Littlefield

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*:  OO



________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States of America



________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         -0-

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          10,044,113
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    186,600
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    9,857,513
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     10,044,113
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     33.8%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*:  IN



________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 810 186 106

________________________________________________________________________________
1    NAME OF REPORTING PERSONS

     James Hagedorn

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*:  OO



________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States of America



________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         -0-

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          10,044,113
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    226,600
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    9,857,513
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     10,044,113
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                 33.8%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*:  IN



________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 810 186 106


________________________________________________________________________________
1    NAME OF REPORTING PERSONS

     Paul Hagedorn

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*:  OO



________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United Staates of America



________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         -0-

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          10,044,113
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    156,620
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    9,885,493
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     10,044,113
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


              33.8%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*:  IN



________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 810 186 106


________________________________________________________________________________
1    NAME OF REPORTING PERSONS

     Peter Hagedorn

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*:  OO



________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States of America



________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         -0-

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          10,044,113
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    101,970
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    9,942,143
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                10,044,113
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                33.8%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*:  IN



________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 810 186 106


________________________________________________________________________________
1    NAME OF REPORTING PERSONS

     Robert Hagedorn

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*:  OO



________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States of America



________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         -0-

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          10,044,113
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    196,600
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    9,847,513
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


               10,044,113
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


              33.8%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*:  IN



________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 810 186 106


________________________________________________________________________________
1    NAME OF REPORTING PERSONS

     Susan Hagedorn

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*:  OO



________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States of America



________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         -0-

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          10,044,113
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    196,600
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH

                    9,847,513
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


               10,044,113
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


               33.8%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON*:  IN



________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

ITEM 1.          SECURITY AND ISSUER

            By this Amendment No. 4, Hagedorn Partnership. L.P. (the "Partnership") further amends and supplements the responses to Items 2, 3, 4 and 7 of its Statement on Schedule 13D, as heretofore amended (the "Schedule 13D"), filed with respect to the common shares, without par value (the "Shares"), of The Scotts Company, an Ohio corporation ("Scotts"). Capitalized terms not otherwise defined have the meanings set forth in the Schedule 13D. Scotts' principal executive offices are located at 14111 Scottslawn Road, Marysville, Ohio 43041.

ITEM 2.          IDENTITY AND BACKGROUND

            The information set forth in Schedule I filed with Amendment No. 2 to the Schedule 13D is hereby amended to state that James Hagedorn was appointed President and Chief Executive Officer of Scotts in May 2001.

ITEM 3.          SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

            The Partnership's exercise of the Warrants was a cashless exercise and no cash was paid for the Shares. The partnership exercised 1,140,750 Warrants and received 467,092 Shares.

ITEM 4.          PURPOSE OF TRANSACTION

            Under the Liquidity Plan, the Partnership is to exercise in full the Warrants, which represent the right to purchase an aggregate of 2,933,358 shares of Scotts Common Shares, through one or more cashless exercises (i.e., by having Scotts withhold, upon exercise, that number of Shares having an aggregate market value equal to the aggregate exercise price of the Warrants then being exercised in lieu of paying the exercise price in cash) prior to the expiration of the Warrants on November 19, 2003, and sell or distribute the Shares received upon exercise for cash as soon as possible after such exercise.

            On August 21, 2002, the Partnership exercised its rights under the Warrants to purchase Shares through the cashless exercises of the Series B and Series C Warrants and received a total of 467,092 Shares.

ITEM 7.          MATERIAL TO BE FILED AS EXHIBITS

            The following additional exhibits are added to the Schedule 13D:

                (k) Third  Amendment,  dated as of July 20, 2001, to Amended and
                Restated   Agreement   of  Limited   Partnership   of   Hagedorn
                Partnership, L.P.

                (l) Amendment No. 1 dated as of July 20, 2001 to the Liquidity Plan adopted as of July 28, 2000 by the General Partners of Hagedorn Partnership, L.P.

SIGNATURE
            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   HAGEDORN PARTNERSHIP, L.P.
September 4, 2002

                                   By:/s/ Katherine Hagedorn Littlefield
                                      ------------------------------------
                                      Name:   Katherine Hagedorn Littlefield
                                      Title: General Partner

                                   KATHERINE HAGEDORN LITTLEFIELD


                                   /s/ Katherine Hagedorn Littlefield
                                   ---------------------------------------


                                   JAMES HAGEDORN


                                   By:/s/ Katherine Hagedorn Littlefield
                                      ------------------------------------
                                      Name:   Katherine Hagedorn Littlefield
                                      Title: Attorney-in-Fact


                                   PAUL HAGEDORN


                                   By:/s/ Katherine Hagedorn Littlefield
                                      ------------------------------------
                                      Name:   Katherine Hagedorn Littlefield
                                      Title: Attorney-in-Fact


                                   PETER HAGEDORN


                                   By:/s/ Katherine Hagedorn Littlefield
                                      ------------------------------------
                                      Name:   Katherine Hagedorn Littlefield
                                      Title: Attorney-in-Fact


                                   ROBERT HAGEDORN


                                   By:/s/ Katherine Hagedorn Littlefield
                                      ------------------------------------
                                      Name:   Katherine Hagedorn Littlefield
                                      Title: Attorney-in-Fact


                                   SUSAN HAGEDORN

                                   By:/s/ Katherine Hagedorn Littlefield
                                      ------------------------------------
                                      Name:   Katherine Hagedorn Littlefield
                                      Title: Attorney-in-Fact